                                           Filed pursuant to Rule No. 424(b)(1)
                                           File No. 333-95759

                                   PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                 752,748 SHARES

                           EXCHANGE APPLICATIONS, INC.

                                  COMMON STOCK

                                 ---------------


    The selling stockholders identified in this prospectus may sell up to 752,748 shares of common stock of Exchange Applications. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is traded on the Nasdaq National Market under the symbol "EXAP". On February 10, 2000, the last reported sale price of our common stock was $93.22.


          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.










                THE DATE OF THIS PROSPECTUS IS FEBRUARY 14, 2000

                       WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Website at http://www.sec.gov.

    We have filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-3 (Reg. No. 333-95759) (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits to the Registration Statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete but are complete in all material respects. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

         In addition, we are required to file electronic versions of these documents with the SEC through their Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The SEC Website, http://www.sec.gov, contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         - Our annual report on Form 10-K for the year ended December 31, 1998.

         - Our quarterly reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

         - The description of the common stock contained in our Registration Statement on Form 8-A filed with the SEC under the Securities Exchange Act of 1934.

         You may request a copy of any and all of these filings and documents at no cost, by writing or telephoning us at the following address:

                           Exchange Applications, Inc.
                          Attention: Investor Relations
                                 89 South Street
                           Boston, Massachusetts 02111
                                 (617) 737-2244

         This prospectus is part of a Registration Statement on Form S-3 we filed with the SEC to register shares of our common stock. You should rely only on the information incorporated by reference or provided in this prospectus. No one else is authorized to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.


    Exchange Applications, VALEX, eXstatic, Continuous Customer Management and the Exchange Applications logo are trademarks of Exchange Applications. All other trademarks or tradenames referred to in this prospectus are the property of their respective owners.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about Exchange Applications and our industry that involves risks and uncertainties. Our results, performance and achievements may be materially different from those expressed or implied by the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                           EXCHANGE APPLICATIONS, INC.

    We are a leading provider of customer optimization software products and services. Our software and services are designed to enable businesses to optimize the value of customer relationships across channels, products and service lines. Our VALEX software, eXstatic software and consulting services help companies better understand their customers and prospects, and use that understanding to plan and execute highly targeted marketing campaigns and evaluate their impact.

    We help organizations answer the critical question: "How do we optimize the value we receive from a particular customer in exchange for the dollars invested in that customer?" With that answer, businesses reach promising customer segments through timely campaigns built using VALEX and eXstatic . By providing selected customers with the right offers, at the right times, through the right channels, companies can enjoy measurable returns on their marketing investments as both revenues and customer satisfaction rise.

    Today's increasingly competitive business environment is driving many companies to seek ways to increase profitability through revenue growth. To efficiently grow revenue, many businesses have begun to adopt software applications intended to help them acquire new customers and retain and expand existing customer relationships.
To enable this focus on customers, businesses need:

    - an investment allocation methodology to identify profitable customer opportunities;

    -  the ability to access and analyze large amounts of customer information;

    - marketing automation and campaign management applications to design and implement effective marketing campaigns;

    -  technologies to manage interactions with customers; and

    - the ability to evaluate the effectiveness of investments on current and potential customer profitability.

    We provide a solution called Continuous Customer Management, which includes our VALEX software product and eXstatic software product and our related consulting and integration services. This solution is designed to enable businesses to maximize profitability by:

    - providing a complete view of the relationship between a business and its customers;

    - interfacing with a range of data-mining, reporting, modeling and Web interaction analysis products that access data warehouses to identify high-value customers;

    - providing powerful marketing automation and campaign management software that allows marketers to define and execute highly timely and targeted marketing campaigns and other customer communications;

    - integrating with front-office customer touchpoints, such as call centers, direct mail, sales forces, e-mail and Web sites, to deliver communications to existing and potential customers; and

    - tracking the success or failure of communication streams to ensure more effective investment in customers.

    With our solution, businesses seek to achieve customer relationship optimization, which involves proactively managing the economics of each customer relationship to enable businesses to reach their full profit potential. Through Continuous Customer

Management, VALEX and eXstatic, businesses gain an understanding of the economics of customer relationships, measure customer value and provide incentives through campaigns that influence and optimize customer behavior. Our solution offers the following key benefits:

    - Improved Profitability and Revenue Growth. Through the use of our solution, businesses have achieved increased customer retention rates, lower acquisition costs, more efficient cross selling and better customer satisfaction due to more relevant, less intrusive communications.

    - Comprehensive Solution. Our products and services are designed to provide a complete solution for customer optimization. We believe that our combined offering of software, proprietary methodologies and consulting services help businesses implement marketing automation and campaign management software and improve customer profitability quickly and with little risk.

    - Enterprise-wide Customer View. VALEX is designed to enable organizations to access and use all types of information stored in data warehouses. Businesses are therefore not restricted in the scope or type of information used to design customer optimization strategies.

    - Increased Marketing Velocity. VALEX and eXstatic are designed to allow businesses to reduce dramatically the cycle time from planning through design, execution and measurement of campaigns to better respond to competitive and market pressures and to quickly evaluate new campaigns.

    - Open, Extensible Architecture. VALEX and eXstatic are designed to be open, easy-to-use and scaleable across a wide variety of computing environments, and can be integrated with existing hardware and software environments.

    Our objective is to be the leading provider of customer optimization software and solutions. Strategies to achieve this include:

    - extending the technology of VALEX and eXstatic to broaden their capabilities;

    - offering additional customer optimization solutions through internal development and/or acquisition;

    - increasing our focus on industries other than the telecommunications and financial services industries;

    -  broadening distribution channels and building additional alliances;

    -  expanding global direct sales efforts; and

    -  increasing Web-based capabilities.

    We have deployed our solution across many industries, with installations at over 120 different locations in North and South America, Europe and the Pacific Rim. Our customers include Ameritrade, Bell Atlantic, Citigroup, Federal Express, Fidelity Investments, Fleet Bank, Hongkong Telephone, NatWest Bank (U.K.), Nextel, Staples and U S West. Our products and services are distributed through our direct sales force, through re-seller relationships with IBM, Acxiom and others, and through co-marketing arrangements with companies such as Andersen Consulting, Compaq, Ernst & Young, KPMG, MicroStrategy, PricewaterhouseCoopers, Renaissance Worldwide, SAS Institute and Sun Microsystems.


    Our principal executive offices are located at 89 South Street, Boston, Massachusetts 02111, and our telephone number is (617) 737-2244.

                                  RISK FACTORS


    An investment in our common stock is very risky. You should carefully consider the risks described below and the other information in this prospectus before purchasing the common stock.

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

    We began commercial shipment of the initial VALEX product in July 1996. We were not a separate company until November 1996. Accordingly, we have only a limited operating history for you to evaluate our business. You must consider the risks, expenses and difficulties that an early-stage company like ours faces. These risks include our ability to:

    -  successfully respond to competitive developments;

    -  continue to upgrade our products and service offerings; and

    -  continue to attract, retain and motivate qualified personnel.

RECENT TRANSACTIONS WILL RESULT IN SHORT-TERM LOSSES.

    As a result of the expenses associated with recent transactions with MicroStrategy Incorporated, we may report quarterly and annual operating losses for the foreseeable future.


OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND YOU SHOULD NOT RELY ON THEM TO PREDICT OUR FUTURE PERFORMANCE.

    Our quarterly revenues, expenses and operating results may vary significantly from quarter to quarter due to a number of factors. Therefore, you should not rely on period-to-period comparisons of results of operations as an indication of future performance. Moreover, our operating results may fall below market analysts' expectations in some future quarters. This could cause the trading price of our common stock to decline.

OUR BUSINESS MAY SUFFER IF OUR SOLUTIONS ARE NOT ACCEPTED BY NEW CUSTOMERS.

    We currently derive all of our revenues from VALEX licenses, eXstatic licenses and services related to our Continuous Customer Management solution. We anticipate that these sources will continue to account for a majority of our revenues for the foreseeable future. As a result, our business will suffer if the market does not accept our solutions and our future enhancements of these solutions. If demand for our solutions drops as a result of competition, technological change or other factors, our business could be substantially harmed.

    The market for customer optimization software applications is still emerging and it may not continue to grow. Even if the market does grow, businesses may not adopt our solutions. We have spent, and intend to continue to spend, considerable resources educating potential customers about customer optimization software and services in general and about the features and functions of our products and services in particular. However, our solutions may not achieve any additional degree of market acceptance. If the market for our solutions fails to grow or grows more slowly than we currently anticipate, our business would be materially harmed.


WE DEPEND ON A FEW INDUSTRIES FOR MOST OF OUR SALES, AND WE MAY NOT BE SUCCESSFUL IN EXPANDING BEYOND THOSE LIMITED MARKETS.

    A substantial portion of our revenues has been derived from sales to telecommunications companies and financial institutions, including retail banks, credit card issuers and mutual fund companies. We may not continue to be successful in these markets. In addition, we may not be successful in achieving significant market acceptance in other markets that we target.

THE LOSS OF ONE OF OUR LARGEST CUSTOMERS COULD CAUSE OUR REVENUES TO DROP QUICKLY AND UNEXPECTEDLY.

    In fiscal 1998 and in the nine-month period ended September 30, 1999, our top five customers accounted for 37.1% and 34.8% of total revenues, respectively. We cannot be certain that our current customers will continue to do business with us, that business from existing customers will continue at the levels of previous periods, or that we will be able to do a significant amount of business with new customers. If we lose one of our customers, our revenues could drop more quickly than we could reduce expenses. This could substantially harm our financial results.

WE NEED TO MANAGE OUR GROWTH EFFECTIVELY OR WE MAY NOT SUCCEED.

    We have grown rapidly, with total revenues increasing from $6.0 million in 1996, to $13.3 million in 1997, to $26.2 million in 1998 and we recorded $29.9 million of total revenues for the first nine months of 1999. The number of our employees has increased from 47 at December 31, 1996 to 157 at December 31, 1998 and to 215 at September 30, 1999. Our operating and financial systems and the geographic distribution of our operations and customers have also experienced substantial growth over this period. Our future operating results will depend on the ability of our officers and other key employees to continue to implement and improve our operational, customer support and financial control systems, and to expand, train and manage our employee base. Our failure to expand and integrate these areas in an efficient manner could cause our expenses to grow, our revenues to decline or to grow more slowly than expected, and could have a material adverse effect on our business.

IF WE LOSE OUR KEY PERSONNEL, OR FAIL TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, OUR BUSINESS AND GROWTH MAY SUFFER.

    Our future success depends on the continued services of a relatively small number of key technical and senior management personnel, including Andrew J. Frawley, our Chairman, President and Chief Executive Officer, David G. McFarlane, our Chief Operating Officer, and Michael D. McGonagle, our Chief Technology Officer, none of whom presently has an employment contract with us. Our future success also depends on our continuing ability to attract and retain other highly qualified technical, sales and managerial personnel. Competition for these people is intense, and we have at times in the past experienced difficulty in recruiting qualified personnel. The loss of any member of our key technical, sales and senior management personnel or the inability to attract and retain additional qualified personnel could have a material adverse effect on our business.

OUR BUSINESS WILL NOT GROW IF WE DO NOT KEEP PACE WITH RAPIDLY CHANGING TECHNOLOGIES.

    Because the market for our software products is rapidly changing, our future success will depend upon our ability to continue to enhance our current product line. We also must develop and introduce new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. If we are not successful in developing and marketing, on a timely and cost-effective basis, fully functional product enhancements or new products that respond to technological advances by others, our business will not grow and our financial results will suffer. In particular, our business could be harmed by:

    -  any significant errors or "bugs" in our software shipped to customers;

    - any delay by customers in making purchasing decisions in anticipation of the general availability of new or enhanced products;

    - significant delays in the general availability of our new products or releases;

    - significant problems in the installation or implementation of our new products or releases; or

    -  customer dissatisfaction with our new products or releases.

OUR STOCK PRICE OR OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE ARE NOT ABLE TO EFFICIENTLY INTEGRATE ACQUISITIONS.

    We may pursue acquisitions that could provide new technologies, products or service offerings. Future acquisitions by us may involve potentially dilutive issuances of equity securities. We also may incur substantial additional liabilities and expenses, such as debt or amortization expenses related to goodwill and other intangible assets. If any of these occur, the market price of our common stock and our financial results could suffer.

    Acquisitions also involve numerous risks, including:

    - difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company;

    -  the diversion of management's attention from other business concerns;

    - risks of entering markets in which we have no or limited prior experience; and

    -  the potential loss of key employees of the acquired company.

    If we are not successful integrating acquisitions, it could increase our expenses and harm our business.

COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR BUSINESS.

    Our competitors may be able to develop products and services that are more attractive to businesses than our products and services. Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and larger customer bases. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They also may be able to devote greater resources to the promotion and sale of their products and services than us. If these companies introduce products and services that effectively competed with our products and services, they could be in a position to charge lower prices or to bundle their products and services with their other products and services. This could give them a competitive advantages over us.

    In order to be successful in the future, we must continue to respond promptly and effectively to the challenges of technological change and competitors' innovations. If we cannot compete successfully with existing or new competitors, we may have to reduce prices on our products, which could lead to reduced profits. We could also lose market share, which would materially and adversely affect our business.

IF WE DO NOT SUCCESSFULLY MAINTAIN OUR RELATIONSHIPS WITH INDIRECT DISTRIBUTION CHANNELS, OUR SALES COULD DECLINE OR COULD GROW MORE SLOWLY THAN EXPECTED.

    We expect to increase the amount of our products that we distribute through various indirect channels. We are unable to predict the extent to which our distribution partners will be successful in distributing our products. We rely on the marketing and sales efforts of these organizations, many of whom also market and sell competitive products. The loss of one or more of our relationships with these organizations could have a material adverse effect on our business.

    Our future performance will also depend, in part, on our ability to attract organizations that will be able to market and support our products effectively, especially in markets in which we have not previously distributed our products. None of our agreements governing the re-seller or co-marketing relationships with these organizations includes any commitments on the part of these organizations to effect any minimum number of sales of our products, or otherwise to provide us with business. If revenues arising from our relationships with these organizations do not exceed historical levels, our business will not grow as expected.

WE HAVE A LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND OTHERS COULD INFRINGE ON OR MISAPPROPRIATE OUR PROPRIETARY RIGHTS.

    Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we protect through a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and, while we are unable to determine the extent to which piracy of our software products exists, we expect software piracy to be a problem. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. Furthermore, our competitors may independently develop technology similar to ours.

    The number of intellectual property claims may increase as the number of competing products grows and the functionality of products in different industry segments overlaps. Although we are not aware that any of our products infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to current or future products. Any of these claims, with or without merit, could be time-consuming to address, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, might not be available on terms acceptable to us or at all, which could have a material adverse effect upon our business.

IF WE DO NOT SUCCESSFULLY GROW AND MANAGE OUR INTERNATIONAL OPERATIONS, OUR BUSINESS WILL SUFFER.

    We have operations in a number of foreign markets. We currently have customers in more than 28 countries. We believe that we must expand our sales in international markets in order for our business to grow as planned. In order to successfully expand international sales, we must establish additional foreign operations and hire additional personnel. If we are unable to do so in a timely and effective manner, our growth in international sales will be limited, and our business could be materially adversely affected. We have begun to translate our products into different languages and character sets, which may be more difficult or expensive to complete than expected. In addition, other markets may have longer selling cycles and different product requirements than the United States and we may not be able to successfully adapt our products and methods.

    Our international operations are also subject to the risks inherent in any international business activities, including, in particular:

    -  management of an organization spread over various countries;

    -  longer accounts-receivable payment cycles in certain countries;

    -  compliance with a variety of foreign laws and regulations;

    -  unexpected changes in regulatory requirements;

    -  overlap of different tax structures; and

    -  general economic conditions.

CURRENCY FLUCTUATIONS AND GENERAL ECONOMIC CONDITIONS IN OUR FOREIGN MARKETS MAY IMPACT OUR CUSTOMERS' SPENDING AND THE VALUE OF MONEY OWED TO US.

    We have made substantial sales to international customers in Canada, Denmark, Germany, the Netherlands, Sweden, the United Kingdom and China. Our revenues from international operations have been denominated in foreign currencies which historically have been relatively stable in relation to U.S. dollars. As a result, we have not adopted a policy of hedging foreign currency risks. If economic conditions in our target markets decline, currencies could fluctuate relative to the U.S. dollar, and our customers could reduce their information technology spending.

OUR FOUNDERS, OFFICERS AND PRINCIPAL STOCKHOLDERS HAVE SUBSTANTIAL CONTROL OVER OUR VOTING STOCK AND HAVE THE ABILITY TO MAKE DECISIONS THAT COULD ADVERSELY AFFECT OUR STOCK PRICE.

    As of January 20, 2000, our current officers, directors and principal stockholders held approximately 6.3% of our outstanding common stock. Consequently, this group will be able to control the outcome of all matters submitted for stockholder action, including the election of members to our Board of Directors and the approval of significant change in control transactions, which may have the effect of delaying or preventing a change in control. Representatives of the existing stockholders constitute all five directors and will therefore have significant influence in directing the actions of the Board of Directors. We have not identified candidates for the additional position on the Board of Directors.

WE MAY BE SUBJECT TO FUTURE PRODUCT LIABILITY CLAIMS.

    While our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, it is possible that these provisions may not be effective under the laws of certain jurisdictions. Although we have not experienced any product liability claims to date, we may be subject to claims in the future. A successful product liability claim brought against us could have a material adverse effect on our business. Moreover, defending these claims, regardless of merit, could entail substantial expense and require the time and attention of key management personnel.

YEAR 2000 PROBLEMS MAY DISRUPT OUR BUSINESS.

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. As of January 1, 2000, these date code fields need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies may need to be upgraded to comply with these "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with the failure to comply with these requirements. Any failure of third-party equipment or software comprising any part of our systems to operate properly due to Year 2000 problems could require us to incur unanticipated expenses to address associated problems, which could have a material adverse effect on our business.

    Year 2000 issues may affect the purchasing patterns of customers and potential customers in a variety of ways. Many companies are expending significant resources to replace or remedy their current hardware and software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those we offer.

    We believe, based on an internal assessment, that the current versions of our software products are Year 2000 compliant. However, our products are generally integrated with enterprise systems and other products of our customers developed by other vendors. Year 2000 problems in these systems and products might significantly limit the ability of our customers to realize the intended benefits offered by our products and services. We have no plan to determine whether the internal systems and products of our customers are Year 2000 compliant. We may in the future be subject to claims based on Year 2000 problems in others' products or issues arising from the integration of multiple products within an overall system. Although we have not been involved in any litigation or proceeding to date involving our products or services related to Year 2000 issues, we may be required in the future to defend our products or services or to negotiate resolutions of claims based on Year 2000 issues. The costs of defending and resolving Year 2000-related disputes, and any liabilities for Year 2000-related damages, including consequential damages, could have a material adverse effect on our business.

OUR COMMON STOCK PRICE IS LIKELY TO BE VOLATILE AND COULD DROP UNEXPECTEDLY.

    The market for securities of most high technology companies, including our common stock, has been highly volatile. It is likely that the market price of the common stock will continue to fluctuate widely in the future. Factors affecting the trading price of our common stock include:

    -  responses to quarter-to-quarter variations in our results of operations;

    - the announcement of new products or product enhancements by us or our competitors;

    -  technological innovation by us or our competitors;

    - general market conditions or market conditions specific to particular industries; and

    -  changes in earnings estimates by analysts.

WE HAVE ADOPTED ANTI-TAKEOVER PROVISIONS THAT COULD AFFECT THE MARKET PRICE OF OUR COMMON STOCK OR OUR ABILITY TO SELL OUR BUSINESS.

    Certain provisions of our amended and restated certificate of incorporation and our by-laws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In addition, certain provisions of Delaware law and our stock incentive plans may also have the effect of discouraging, delaying or preventing a sale.

                                 USE OF PROCEEDS

    We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholders.


                               RECENT DEVELOPMENTS

    In December 1999, Exchange Applications entered into two transactions with MicroStrategy Incorporated. In one transaction, a software development and license agreement, we paid $30 million and received a three and one-half year royalty-free license to resell MicroStrategy software products. These products help businesses analyze customer data in order to create intelligent marketing campaigns. We also received in this transaction development services from at least 30 MicroStrategy engineers on a fully dedicated basis to design applications for our customer relationship management products and services.

    In the second transaction, we entered into a reseller agreement with MicroStrategy permitting MicroStrategy to re-sell Valex and eXstatic. We expect to recognize $4.5 million in software license revenue in the fiscal quarter ended December 31, 1999 from resales by MicroStrategy of eXstatic. We had approximately $13.4 million in total revenue for the fiscal quarter ended December 31, 1999.

                              SELLING STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of our common stock as of January 31, 2000 by each of the selling stockholders. The table shows the number of shares being sold by each selling stockholder and the number and percentage of our outstanding shares each selling stockholder will own after the offering.

    William Bryant serves on our Board of Directors, Gino Borland is Founder, eXstatic Software and Susan O'Neill is Vice President of Marketing, eXstatic Software. None of the other selling stockholders has, or within the past three years has had, any position, office or other material relationship with Exchange Applications or any of our predecessors or affiliates.

                                                                                  SHARES BENEFICIALLY
                                                                                      OWNED AFTER
                                              SHARES BENEFICIALLY    SHARES            OFFERING(1)
                                                 OWNED BEFORE         BEING      -----------------------
                                                   OFFERING          OFFERED     NUMBER       PERCENTAGE
                                              -------------------    -------     ------       ----------

Gino Borland................................      495,213            495,213          0           *
Madrona Investment Group LLC................       12,083             12,083          0           *
Arch Venture Fund IV, L.P...................       12,083             12,083          0           *
Scott Lipsky................................        6,041              6,041          0           *
Michael Cockrill............................        4,531              4,531          0           *
Chase & Assoc. Inc..........................        4,531              4,531          0           *
Susan and Jerry O'Neill (2).................       16,992              3,021     13,971           *
William Bryant (3)..........................       15,265              1,510     13,755           *
Marc Lhormer................................        1,510              1,510          0           *
Dan Weld....................................        1,510              1,510          0           *
Linden Rhoads (4)...........................        5,765              1,510      4,255           *
Robert Bruce Binger.........................        1,510              1,510          0           *
Keith Grinstein.............................        1,510              1,510          0           *
MicroStrategy  Incorporated.................      206,186            206,186          0           *

----------
 *  Indicates less than 1% of the outstanding shares of common stock.

(1) Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission.

(2) Includes 13,971 shares subject to options that currently are exercisable.

(3) Includes 13,755 shares subject to options that currently are exercisable.

(4) Includes 4,255 shares subject to options that currently are exercisable.


                              PLAN OF DISTRIBUTION

         The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

         - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Stock Market;

         - in the over-the-counter market;

         - in private transactions;

         - through options;

         - by pledge to secure debts and other obligations; or

         - a combination of any of the above transactions.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

         The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

         Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

         All expenses of this registration will be paid by Exchange Applications. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts and selling commissions, if any.


                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for us by Bingham Dana LLP, Boston, Massachusetts.

                                     EXPERTS

         Arthur Andersen LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance upon Arthur Andersen LLP's report, given on their authority as independent public accountants.

                                 752,748 SHARES


                           EXCHANGE APPLICATIONS, INC.

                                  COMMON STOCK

                                 ---------------

                                   PROSPECTUS

                                 ---------------



                               FEBRUARY 14, 2000


     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE WHERE AN OFFER IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF FEBRUARY 14, 2000. YOU SHOULD NOT ASSUME THAT THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.


                               TABLE OF CONTENTS
                               -----------------
                                                                            Page

Where You Can Find More Information.......................................    2

Forward Looking Statements................................................    3

Exchange Applications, Inc................................................    3

Risk Factors..............................................................    5

Use of Proceeds...........................................................   10

Recent Developments.......................................................   10

Selling Stockholders......................................................   10

Plan of Distribution......................................................   11

Legal Matters.............................................................   11

Experts...................................................................   12